Exhibit 99.1
Bright Horizons Family Solutions Reports Second Quarter of 2023 Financial Results
NEWTON, MA - (BUSINESS WIRE) - August 1, 2023 - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality early education and child care, family care solutions, and workforce education services designed to support working families and client employees across life and career stages, today announced financial results for the second quarter of 2023 and updated financial guidance for 2023.
Second Quarter 2023 Highlights (compared to Second Quarter 2022):
•Revenue of $603 million (increase of 23%)
•Income from operations of $46 million (decrease of 5%)
•Net income of $21 million and diluted earnings per common share of $0.35 (decreases of 17%)
Non-GAAP measures
•Adjusted income from operations* of $46 million (decrease of 10%)
•Adjusted EBITDA* of $82 million (decrease of 1%)
•Adjusted net income* of $37 million and diluted adjusted earnings per common share* of $0.64 (decreases of 13% and 10%, respectively)
“I am pleased with our results this past quarter and for the first half of the year,” said Stephen Kramer, Chief Executive Officer. “Our full service segment performed well in the second quarter, highlighted by sequential occupancy improvement and total revenue growth of 23%, along with our back-up care segment which delivered strong results with 27% revenue growth and record utilization of traditional back-up care in the month of June. While the labor market for early childhood teachers remains tight, I am encouraged by our performance and the growth opportunity we have ahead across our full suite of solutions.”
Second Quarter 2023 Results
Revenue increased by $112.9 million, or 23%, in the second quarter of 2023 from the second quarter of 2022, attributable to enrollment gains and price increases at our existing centers, contributions from the 75 centers acquired in Australia in July 2022, as well as expanded sales and utilization of back-up care and educational advisory services.
Income from operations was $45.5 million for the second quarter of 2023 compared to $47.8 million for the second quarter of 2022, a decrease of 5%. Incremental gross profit contributions from the back-up care segment, resulting from higher utilization of back-up care services and from expanded sales of educational advisory services, were offset by decreased gross profit in the full service center-based child care segment as a result of operating cost increases and reduced funding from COVID-19 pandemic-related government support programs. Net income was $20.6 million for the second quarter of 2023 compared to $24.9 million for the second quarter of 2022, a decrease of 17%, due to the decrease in income from operations noted above, as well as higher net interest expense and a higher effective tax rate. Diluted earnings per common share was $0.35 for the second quarter of 2023 compared to $0.42 for the second quarter of 2022.
In the second quarter of 2023, adjusted EBITDA* decreased by $1.2 million, or 1%, to $81.9 million, and adjusted income from operations* decreased by $4.8 million, or 10%, to $45.5 million from the second quarter of 2022, due primarily to the decrease in gross profit in the full service center-based child care segment and partially offset by contributions from the back-up care and educational advisory and other services segments. Adjusted net income* decreased by $5.3 million, or 13%, to $36.8 million, as a result of the decrease in adjusted income from operations, as well as higher net interest expense and a higher effective tax rate. Diluted adjusted earnings per common share* was $0.64 for the second quarter of 2023 compared to $0.71 for the second quarter of 2022.
As of June 30, 2023, the Company had more than 1,400 client relationships with employers across a diverse array of industries, and operated 1,068 early education and child care centers with the capacity to serve approximately 120,000 children and their families.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, and non-recurring costs, such as value-added tax expense related to prior periods, transaction costs, loss on foreign currency forward contracts and, at times, other non-recurring costs, such as impairment costs and other costs incurred due to the impact of COVID-19, and net costs incurred in relation to a cyber incident. Adjusted income from operations represents income from operations before non-recurring costs, such as value-added tax expense related to prior periods, transaction costs and, at times, other non-recurring costs, such as impairment costs and other costs incurred due to the impact of COVID-19, and net costs incurred in relation to a cyber incident. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization, and non-recurring costs, such as value-added tax expense related to prior periods, transaction costs, loss on foreign currency forward contracts, interest on deferred consideration and the income tax provision (benefit) thereon, and at times, other non-recurring costs, such as impairment costs and other costs incurred due to the impact of COVID-19, and net costs incurred in relation to a cyber incident. Diluted adjusted earnings per common share is calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations,” respectively.
Balance Sheet and Liquidity
At June 30, 2023, the Company had $66.0 million of cash and cash equivalents and $385.7 million available for borrowing under our revolving credit facility. In the six months ended June 30, 2023, we generated $180.0 million of cash from operations, compared to $125.8 million for the same period in 2022, and made net investments primarily in fixed assets and acquisitions, totaling $68.7 million, compared to $23.1 million for the same period in the prior year.
2023 Outlook
Based on current trends and expectations, we currently expect fiscal year 2023 revenue to be in the range of $2.35 billion to $2.4 billion, and diluted adjusted earnings per common share to be in the range of $2.70 to $2.80. The Company will provide additional information on its outlook during its earnings conference call.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the results for the second quarter of 2023, as well as the Company’s updated business outlook, strategy and operating expectations. Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer. Replays of the entire call will be available through August 22, 2023 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13736587. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, impact of our services, business trends, our future growth opportunities, enrollment and occupancy levels, back-up care utilization, the labor market, long-term growth strategy and value, estimated effective tax rate and tax expense and benefits related to equity transactions, our care solutions, our future business and financial performance, and our 2023 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, ongoing disruptions to our operations as a result of the COVID-19 pandemic; the availability or lack of government support; changes in the demand for child care, dependent care and other workplace solutions, including variations in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in return to work protocols; the constrained labor market for teachers and staff and ability to hire and retain talent, including the impact of increased compensation and labor costs; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; changes in general economic, political, business and financial market conditions, including the impact of inflation and interest rate fluctuations; fluctuations in currency exchange rates; the effects of a cyber attack, data breach or other security incident on our information technology system or software or those of our third party vendors; changes in tax rates or policies; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed on February 28, 2023, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
With respect to our outlook for diluted adjusted earnings per common share, we do not provide the most directly comparable GAAP financial measure or corresponding reconciliation to such GAAP financial measure on a forward-looking basis. We are unable to predict with reasonable certainty and without unreasonable effort certain items such as the timing and amount of net excess income tax benefits, future impairments, transaction costs, and other non-recurring costs, as well as gains or losses from the early retirement of debt and the outcome from legal proceedings. These items are uncertain, depend on various factors outside our management’s control, and could significantly impact, either individually or in the aggregate, our future period earnings per common share as calculated and presented in accordance with GAAP.
For more information regarding adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share, refer to the reconciliation of GAAP financial measures to the non-GAAP financial measures in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality early education and child care, back-up care, and workforce education services. For more than 35 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. Bright Horizons operates approximately 1,100 early education and child care centers in the United States, the United Kingdom, the Netherlands, Australia and India, and serves more than 1,400 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Vice President - Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Three Months Ended June 30,
	2023	%	2022	%
Revenue	$603,216	100.0%	$490,341	100.0%
Cost of services	466,653	77.4%	361,816	73.8%
Gross profit	136,563	22.6%	128,525	26.2%
Selling, general and administrative expenses	81,899	13.6%	73,673	15.0%
Amortization of intangible assets	9,132	1.5%	7,030	1.4%
Income from operations	45,532	7.5%	47,822	9.8%
Loss on foreign currency forward contracts	—	—%	(5,917)	(1.2)%
Interest expense — net	(12,219)	(2.0)%	(7,942)	(1.7)%
Income before income tax	33,313	5.5%	33,963	6.9%
Income tax expense	(12,719)	(2.1)%	(9,018)	(1.8)%
Net income	$20,594	3.4%	$24,945	5.1%

Earnings per common share:
Common stock — basic	$0.36		$0.42
Common stock — diluted	$0.35		$0.42

Weighted average common shares outstanding:
Common stock — basic	57,707,565		59,113,044
Common stock — diluted	57,905,424		59,252,869

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Six Months Ended June 30,
	2023	%	2022	%
Revenue	$1,156,822	100.0%	$950,750	100.0%
Cost of services	898,645	77.7%	712,166	74.9%
Gross profit	258,177	22.3%	238,584	25.1%
Selling, general and administrative expenses	164,670	14.2%	145,419	15.3%
Amortization of intangible assets	17,330	1.5%	14,179	1.5%
Income from operations	76,177	6.6%	78,986	8.3%
Loss on foreign currency forward contracts	—	—%	(5,917)	(0.6)%
Interest expense — net	(25,135)	(2.2)%	(14,988)	(1.6)%
Income before income tax	51,042	4.4%	58,081	6.1%
Income tax expense	(22,322)	(1.9)%	(13,730)	(1.4)%
Net income	$28,720	2.5%	$44,351	4.7%

Earnings per common share:
Common stock — basic	$0.50		$0.75
Common stock — diluted	$0.50		$0.74

Weighted average common shares outstanding:
Common stock — basic	57,655,715		59,103,884
Common stock — diluted	57,807,667		59,334,107

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$66,011	$36,224
Accounts receivable — net	181,261	217,170
Prepaid expenses and other current assets	88,839	94,316
Total current assets	336,111	347,710
Fixed assets — net	580,888	571,471
Goodwill	1,767,480	1,727,852
Other intangible assets — net	231,477	245,574
Operating lease right-of-use assets	807,530	801,626
Other assets	99,879	104,636
Total assets	$3,823,365	$3,798,869
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$16,000	$16,000
Borrowings under revolving credit facility	—	84,000
Accounts payable and accrued expenses	238,808	230,634
Current portion of operating lease liabilities	97,469	94,092
Deferred revenue	239,965	222,994
Other current liabilities	165,687	138,574
Total current liabilities	757,929	786,294
Long-term debt — net	954,172	961,581
Operating lease liabilities	812,632	810,403
Other long-term liabilities	103,490	109,399
Deferred income taxes	45,374	50,739
Total liabilities	2,673,597	2,718,416
Total stockholders’ equity	1,149,768	1,080,453
Total liabilities and stockholders’ equity	$3,823,365	$3,798,869

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$28,720	$44,351
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,229	50,661
Stock-based compensation expense	13,313	13,768
Loss on foreign currency forward contracts	—	5,917
Deferred income taxes	(4,250)	(4,269)
Non-cash interest and other — net	5,434	(451)
Changes in assets and liabilities	80,596	15,793
Net cash provided by operating activities	180,042	125,770
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(40,115)	(19,246)
Purchases of debt securities and other investments	(8,956)	(7,030)
Proceeds from the maturity of debt securities and sale of other investments	11,227	11,009
Payments and settlements for acquisitions — net of cash acquired	(30,884)	(3,282)
Settlement of foreign currency forward contracts	—	(4,591)
Net cash used in investing activities	(68,728)	(23,140)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility — net	(84,000)	—
Principal payments of long-term debt	(8,000)	(8,000)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	7,382	10,554
Taxes paid related to the net share settlement of stock options and restricted stock	(1,629)	(5,154)
Purchase of treasury stock	—	(72,554)
Payments of contingent consideration for acquisitions	(225)	(13,865)
Net cash used in financing activities	(86,472)	(89,019)
Effect of exchange rates on cash, cash equivalents and restricted cash	(330)	(2,215)
Net increase in cash, cash equivalents and restricted cash	24,512	11,396
Cash, cash equivalents and restricted cash — beginning of period	51,894	265,281
Cash, cash equivalents and restricted cash — end of period	$76,406	$276,677

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three Months Ended June 30, 2023	Full service center-based child care	Back-up care	Educational advisory and other services	Total
Revenue	$458,531	$116,403	$28,282	$603,216
Income from operations	13,070	26,908	5,554	45,532
Adjusted income from operations	13,070	26,908	5,554	45,532
As a percentage of revenue	3%	23%	20%	8%

Three Months Ended June 30, 2022
Revenue	$371,316	$91,714	$27,311	$490,341
Income from operations	19,722	25,119	2,981	47,822
Adjusted income from operations (1)	22,219	25,119	2,981	50,319
As a percentage of revenue	6%	27%	11%	10%
(1)For the three months ended June 30, 2022, adjusted income from operations for the full service center-based child care segment represents income from operations excluding transaction costs of $2.5 million related to acquisitions.

Six Months Ended June 30, 2023	Full service center-based child care	Back-up care	Educational advisory and other services	Total
Revenue	$888,722	$212,733	$55,367	$1,156,822
Income from operations	21,503	44,279	10,395	76,177
Adjusted income from operations (1)	23,247	48,575	10,395	82,217
As a percentage of revenue	3%	23%	19%	7%

Six Months Ended June 30, 2022
Revenue	$725,248	$172,558	$52,944	$950,750
Income from operations	26,883	45,577	6,526	78,986
Adjusted income from operations (2)	29,380	45,577	6,526	81,483
As a percentage of revenue	4%	26%	12%	9%
(1)     For the six months ended June 30, 2023, adjusted income from operations represents income from operations excluding value-added-tax expense of $6.0 million related to prior periods, of which $4.3 million was associated with the back-up care segment and $1.7 million was associated with the full service center-based child care segment.
(2)     For the six months ended June 30, 2022, adjusted income from operations for the full service center-based child care segment represents income from operations excluding transaction costs of $2.5 million related to acquisitions.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$20,594	$24,945	$28,720	$44,351
Interest expense — net	12,219	7,942	25,135	14,988
Income tax expense	12,719	9,018	22,322	13,730
Depreciation	19,787	18,055	38,899	36,482
Amortization of intangible assets (a)	9,132	7,030	17,330	14,179
EBITDA	74,451	66,990	132,406	123,730
As a percentage of revenue	12%	14%	11%	13%
Additional adjustments:
Stock-based compensation expense (b)	7,463	7,672	13,313	13,768
Other costs (c)	—	2,497	6,040	2,497
Loss on foreign currency forward contracts (d)	—	5,917	—	5,917
Total adjustments	7,463	16,086	19,353	22,182
Adjusted EBITDA	$81,914	$83,076	$151,759	$145,912
As a percentage of revenue	14%	17%	13%	15%

Income from operations	$45,532	$47,822	$76,177	$78,986
Other costs (c)	—	2,497	6,040	2,497
Adjusted income from operations	$45,532	$50,319	$82,217	$81,483
As a percentage of revenue	8%	10%	7%	9%

Net income	$20,594	$24,945	$28,720	$44,351
Income tax expense	12,719	9,018	22,322	13,730
Income before income tax	33,313	33,963	51,042	58,081
Amortization of intangible assets (a)	9,132	7,030	17,330	14,179
Stock-based compensation expense (b)	7,463	7,672	13,313	13,768
Other costs (c)	—	2,497	6,040	2,497
Loss on foreign currency forward contracts (d)	—	5,917	—	5,917
Interest on deferred consideration (e)	1,471	—	2,925	—
Adjusted income before income tax	51,379	57,079	90,650	94,442
Adjusted income tax expense (f)	(14,540)	(14,966)	(25,536)	(24,606)
Adjusted net income	$36,839	$42,113	$65,114	$69,836
As a percentage of revenue	6%	9%	6%	7%

Weighted average common shares outstanding — diluted	57,905,424	59,252,869	57,807,667	59,334,107
Diluted adjusted earnings per common share	$0.64	$0.71	$1.13	$1.18

(a)Amortization of intangible assets represents amortization expense, including quarterly amortization expense of approximately $5.0 million associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)Stock-based compensation expense represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(c)Other costs in the six months ended June 30, 2023 consist of value-added tax expense of $6.0 million related to prior periods, of which $4.3 million was associated with the back-up care segment and $1.7 million was associated with the full service center-based child care segment. Other costs in the three and six months ended June 30, 2022 represent transaction costs incurred in connection with acquisitions.
(d)During the three months ended June 30, 2022, we entered into foreign currency forward contracts for the purchase of Australian dollars to satisfy the purchase price of an acquisition completed July 1, 2022. A loss of $5.9 million resulting from fluctuations in foreign currency rates was recognized during the three and six months ended June 30, 2022 in relation to these contracts.
(e)Interest on deferred consideration represents the imputed interest on the deferred consideration issued in connection with the July 1, 2022 acquisition of Only About Children, a child care operator in Australia.
(f)Adjusted income tax expense represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 28% and 26% for the three and six months ended June 30, 2023 and 2022, respectively. The prior year tax rate included net excess income tax benefits related to equity transactions, which are not projected in 2023. The jurisdictional mix of the expected adjusted income before income tax for the full year will affect the estimated effective tax rate for the year.